Exhibit 10.1

BUILD-A-BEAR WORKSHOP, INC.

Description of Build-A-Bear Workshop, Inc. Cash Bonus Program for C-Level Employees

The purpose of the Build-A-Bear Workshop, Inc. (the “Company”) Cash Bonus Program for C-Level Employees (the “Program”) is to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to the Company’s business success, and align the interests of the Company’s executive officers and stockholders by rewarding the executive officers for performance based on achievement of targets established by the Compensation and Development of the Company’s Board of Directors (the “Committee”). The Program has been adopted under the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”).

All C-Level Employees of the Company are eligible to participate in the Program. The cash bonus, if any, to be paid to each C-Level Employee will be calculated by multiplying the applicable Percentage of Base Bonus Calculation by the Base Bonus Calculation for the respective C-Level Employee. The Base Bonus Calculation for each of the C-Level Employees is determined by multiplying the Base Bonus Payout Target for the respective C-Level Employee by his or her eligible base salary (which excludes items such as relocation allowances, bonuses, stock options exercised, vested restricted stock, and performance-based long-term cash program payments) (“Eligible Base Salary”).

The Percentage of Base Bonus Calculation is set based on the achievement of one or more performance objectives as follows: for financial performance objectives, (i) a threshold achievement of 25% of the performance objective; (ii) a target achievement of 100% of the performance objective; and (iii) a maximum achievement of 200% of the performance objective (the “Achievement Levels”). The total amount earned cannot exceed 200% of the target. The calculation of cash bonuses will be interpolated to reflect financial performance results which fall within any of the financial objective Achievement Levels, in the sole discretion of the Committee. This discretion includes the ability to increase or reduce the otherwise applicable Percentage of Base Bonus Calculation for each Achievement Level.

In the event of a financial restatement impacting the applicable performance objective after a cash bonus has been paid, the Company shall recover from the recipient of such cash bonus the applicable amount of the cash bonus which should not have been paid, based on the restatement of the performance objective, provided, however, if such financial restatement results from fraud or similar malfeasance determined to have been committed by a C-Level Employee, the Committee may, in its discretion, also recover interest on the amount to be recovered from such C-Level Employee award recipient at a rate determined by the Committee and calculated from the time Company made such award payment to such C-Level Employee recipient until its recovery thereof. The recovery of any cash bonus paid pursuant to the Program shall be made in accordance with the terms of any incentive compensation recoupment or recovery policy adopted in the future by the Company pursuant to Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the New York Stock Exchange, or any national securities exchange on which the Company’s common stock is then-listed, to the extent that such policy would apply to such cash bonuses.